Exhibit 10.8
CIRCOR INTERNATIONAL, INC.
MANAGEMENT STOCK PURCHASE PLAN
As Amended and Restated as of January 1, 2017

I.	INTRODUCTION
The purpose of the CIRCOR International, Inc. Management Stock Purchase Plan (the “Plan”) is to provide equity incentive compensation to selected management employees and Non-employee Directors of CIRCOR International, Inc. (the “Company”) and its subsidiaries. Participants in the Plan who are employees of the Company or any of its subsidiaries may elect to receive restricted stock units (“RSUs”) in lieu of all or a portion of their annual incentive bonus and, in some circumstances, make after-tax contributions in exchange for RSUs. Participants in the Plan who are Non-employee Directors of the Company may elect to receive RSUs in lieu of all or a portion of their directors’ fees. Each RSU represents the right to receive one share of the Company’s common stock (the “Stock”) upon the terms and conditions stated herein. RSUs are granted at a discount of 33% from the fair market value of the Stock on the date of grant. So long as the Participant remains employed by the Company or any of its subsidiaries, or remains a director of the Company, as appropriate, for at least three years after the date of grant, his or her RSUs will be settled in shares of Stock after a period of deferral selected by the Participant, or upon Separation from Service, if earlier. RSUs were granted under the Company's Amended and Restated 1999 Stock Option and Incentive Plan with respect to amounts deferred before April 30, 2014 and were and shall be granted under the 2014 Stock Option and Incentive Plan (the "2014 Incentive Plan") for amounts deferred on or after April 30, 2014. All defined terms used herein shall have the same meaning as set forth in the 2014 Incentive Plan unless otherwise specified herein.

II.	DEFINITIONS
A.“Newly Eligible Participant” shall be an eligible employee who is not, and has not been, eligible to make any deferral elections under any nonqualified deferred compensation plan that would be aggregated with this Plan under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder.
B.“Participant” means any management employee of the Company and its employees designated by the Administrator as eligible to participate in the Plan, or any Non-employee Director, who has elected to participate in the Plan.
C.“Retirement” means the Participant’s Separation from Service after attaining age 55 and completing at least five Years of Service (as defined in Appendix A).
D.“Separation from Service” or “Separates from Service” occurs when the Company and the Participant reasonably anticipate that no further services would be performed by the Participant for the Company after a certain date, that the level of bona fide services the Participant would perform for the Company after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Participant for the Company over the immediately preceding 36-month period (or period of employment, if less than 36 months). For purposes hereof, the term “Company” includes any other entity that is part of a controlled group that includes the Company as defined in Section 414(b) or (c) of the Code, except that in applying Section 1563(a)(1), (2) and (3) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent.” A transfer from one Company affiliate to another is not considered a Separation from Service.
E.“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of a corporation, any stock of which is publicly traded on an established securities market.

III.	ADMINISTRATION
The Plan shall be administered by the Administrator. The Administrator shall have complete discretion and authority with respect to the Plan and its application, except as expressly limited herein.

Determinations by the Administrator shall be final and binding on all parties with respect to all matters relating to the Plan.

IV.	ELIGIBILITY
Management employees of the Company and its subsidiaries as designated by the Administrator shall be eligible to participate in the Plan. All Non-employee Directors of the Company shall be eligible to participate in the Plan.

V.	PARTICIPATION
A.Restricted Stock Units. Participation in the Plan shall be based on the award of RSUs. Each RSU awarded to a Participant shall be credited to a bookkeeping account established and maintained for that Participant.
B.Valuation of RSUs; Fair Market Value of Stock. The value of each RSU, for purposes of the Plan, shall be determined as follows: The “Cost” of each RSU shall be equal to 67% of the fair market value of the Stock on the date the RSU is awarded. The “Value” of each RSU shall be equal to its Cost plus simple interest per annum on such amount at the one-year U.S. Treasury Bill rate (as published in The Wall Street Journal) in effect on the award date and each anniversary thereof. For all purposes of the Plan, the “fair market value of the Stock” on any given date shall mean the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the most recent date on which Stock was traded, as reflected on the New York Stock Exchange.
C.Election to Participate. (i)    Employees. Each year, each Participant who is an employee of the Company or any of its subsidiaries may elect to receive an award of RSUs under the Plan in lieu of all or part of his or her annual incentive bonus which is based upon services to be performed during the subsequent calendar year by completing a Bonus Deferral and RSU Subscription Agreement (“Bonus Subscription Agreement”). The Bonus Subscription Agreement shall provide that the Participant elects to receive RSUs in lieu of a specified portion of any annual incentive bonus. Such portion may be expressed as either (1) a specified percentage of the Participant’s actual bonus amount; (2) the lesser of a specified percentage or a specified dollar amount of the Participant’s actual bonus amount; or (3) a specified dollar amount, up to 100% of the Participant’s targeted maximum bonus. Any dollar amount specified must be at least $1,000 and any percentage specified must be at least 10% and not more than 100%. Amounts specified pursuant to methods (1) and (2) are entirely contingent on the amount of bonus actually awarded. Where the Participant specifies a fixed dollar amount pursuant to method (3), however, the Bonus Subscription Agreement shall provide that, if the specified dollar amount exceeds the actual bonus amount awarded, the Participant undertakes to pay the excess, in cash or by check, to the Company within five days after the date the Participant receives notice of the bonus amount. Each Bonus Subscription Agreement, in addition, shall specify a deferral period for the RSUs to which it pertains. The deferral period shall be expressed as a number of whole years, not less than three, beginning on the award date. Bonus Subscription Agreements must be received by the Company no later than December 31 of the calendar year prior to the calendar year in which such bonus amount may be earned. In the first year in which a Newly Eligible Participant becomes eligible to participate in the Plan, such individual may submit his or her Bonus Subscription Agreement to the Company within 30 days after the date he or she first becomes eligible, but such deferral election shall apply only to bonus earned for services performed after the execution of the Bonus Subscription Agreement. Notwithstanding the foregoing, the Administrator may require certain Participants to defer a certain percentage of their bonus amounts under this Plan.
(i)Non-employee Directors. Each year, each Participant who is an Non-employee Director of the Company may elect to receive an award of RSUs under the Plan in lieu of all or a portion of his or her directors’ fees to be paid for services to be performed during the subsequent calendar year by completing a Directors’ Fee Deferral and RSU Subscription Agreement (“Fee Subscription Agreement”). The Fee Subscription Agreement shall provide that the Participant elects to receive RSUs in lieu of a specified dollar amount or percentage of the directors’ fees otherwise payable to such Participant by the Company in the following calendar year. Any dollar amount specified must be at least $1,000; and any percentage specified must be at least 10% and not more than 100%. Each Fee Subscription Agreement, in addition, shall specify a deferral period for the RSUs to which it pertains. The deferral period shall be expressed as a number of whole years, not less than three, beginning on the award date. Fee Subscription Agreements must be received by the Company no later than December 31 of the calendar year prior to the calendar year in which such directors’ fees are to be paid. In the first year in which an individual becomes an Non-employee Director, such individual may submit his or her Fee Subscription Agreement to the Company within 30 days after the date he or she first becomes an Non-employee Director, but such deferral election shall apply only to directors’ fees payable for services performed after the execution of the Fee Subscription Agreement.
D.Award of RSUs. (i)    Employees. Once each year, on the date that annual incentive bonuses are paid or would otherwise be paid, the Company shall award RSUs to each Participant who is an employee of the Company as follows: Each such Participant’s account shall be credited with a whole and fractional number of RSUs determined by dividing the amount (expressed in dollars) that is determined under his or her Bonus Subscription Agreement by the Cost of each RSU awarded on such date.
(i)Non-employee Directors. On each date that directors’ fees are paid or would otherwise be paid, the Company shall award RSUs to each Participant who is an Non-employee Director of the Company as follows: Each such Participant’s account shall be credited with a whole and fractional number of RSUs determined by dividing the amount (expressed in dollars) that is determined under his or her Fee Subscription Agreement by the Cost of each RSU awarded on such date.

VI.	VESTING AND SETTLEMENT OF RSUs
A.Vesting. A Participant shall be fully vested in each RSU three years after the date such RSU was awarded.
B.Settlement After Vesting. With respect to each vested RSU, the Company shall issue to the Participant one share of Stock at the end of the deferral period specified in the Participant’s Bonus

Subscription Agreement or Fee Subscription Agreement pertaining to such RSU, or within 30 days after the Participant’s Separation from Service, if earlier, but subject to the provisions of Section VI.D below.
C.Settlement Prior to Vesting.
1.Voluntary Separation from Service. If a Participant voluntarily Separates from Service with the Company for reasons other than death, permanent disability or Retirement, except as otherwise provided in the Participant’s employment agreement, the Participant’s nonvested RSUs shall be canceled and he or she shall receive a cash payment equal to the lesser of (a) the Value of such RSUs or (b) an amount equal to the number of such RSUs multiplied by the fair market value of the Stock on the date of the Participant’s Separation from Service. Subject to the provisions of Section VI.D below, the foregoing distribution shall be made within 30 days after the Participant’s Separation from Service.
2.Involuntary Termination, Death, Disability or Retirement. If a Participant’s employment with the Company (a) is terminated by the Company for any reason or no reason, (b) terminates as a result of the Participant’s death or permanent disability, or (c) is voluntarily terminated by the Participant and such termination qualifies as Retirement, except as otherwise provided in the Participant’s employment agreement, the Participant’s nonvested RSUs shall be canceled and he or she shall receive payment as follows: The number of nonvested RSUs awarded on each award date shall be multiplied by a fraction that is equal to the number of full years that the Participant was employed by the Company after each such award date divided by three and the Participant shall receive the resulting number of such RSUs in shares of Stock. With respect to the Participant’s remaining nonvested RSUs, except as otherwise provided in the Participant’s employment agreement, the Participant shall receive cash in an amount equal to the lesser of (a) the Value of such RSUs or (b) an amount equal to the number of such RSUs multiplied by the fair market value of the Stock on the date of the Participant’s Separation from Service or death, as the case may be. Subject to the provisions of Section VI.D, the foregoing distribution shall be made within 30 days after the Participant’s Separation from Service or death, as the case may be.
3.Termination of Directorship. Notwithstanding anything herein to the contrary, if a Participant who is an Non-employee Director of the Company Separates from Service for any reason, the Participant’s nonvested RSUs shall be canceled and he or she shall receive payment as follows: The number of nonvested RSUs awarded on each award date shall be multiplied by a fraction that is equal to the number of full years that the Participant was a director of the Company after each such award date divided by three and the Participant shall receive the resulting number of such RSUs in shares of Stock. With respect to the Participant’s remaining nonvested RSUs, the Participant shall receive cash in an amount equal to the lesser of (a) the Value of such RSUs or (b) an amount equal to the number of such RSUs multiplied by the fair market value of the Stock on the date that the Participant ceases to be a director. Subject to the provisions of Section VI.D, the foregoing distribution shall be made within 30 days after the Participant’s Separation from Service.
4.Administrator’s Discretion. The Administrator shall have complete discretion to determine the circumstances of a Participant’s Separation from Service, including whether the same results from voluntary termination, permanent disability, termination by the Company or Retirement, and the Administrator’s determination shall be final and binding on all parties and not subject to review or challenge by any Participant or other person.
D.Special Rule for Specified Employees. In the case of a Participant who is a Specified Employee, any distribution on account of the Specified Employee’s Separation from Service shall not be made until the earlier of (i) six months and a day after the Specified Employee’s Separation from Service, or (ii) the Specified Employee’s death.
E.Fractional RSU. A fractional vested RSU shall be paid out in cash at the time specified in this Article VI.

VII.	DIVIDEND EQUIVALENT AMOUNTS
Whenever cash dividends are paid with respect to Stock, each Participant’s account shall be credited with an amount equal to the number of such Participant’s RSUs multiplied by the dividend value per share. Each Participant shall receive payment of the accumulated dividend equivalents in cash at the same time that Stock is issued to him or her upon settlement of the underlying RSUs. Any Stock dividends shall be treated as provided in Section IX.

VIII.	DESIGNATION OF BENEFICIARY
A Participant may designate one or more beneficiaries to receive payments or shares of Stock in the event of his or her death. A designation of beneficiary shall apply to a specified percentage of a Participant’s entire interest in the Plan. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company. If there is no effective designation of beneficiary, or if no beneficiary survives the Participant, the Participant’s estate shall be deemed to be the beneficiary.

IX.	ADJUSTMENTS
In the event of a stock dividend, stock split or similar change in capitalization affecting the Stock, the Administrator shall make appropriate adjustments in (i) the number and kind of shares of Stock or securities with respect to which RSUs shall thereafter be granted; (ii) the number and kind of shares remaining subject to outstanding RSUs; (iii) the number of RSUs credited to each Participant’s account; and (iv) the method of determining the value of RSUs.

X.	AMENDMENT OR TERMINATION OF PLAN
The Company reserves the right to amend or terminate the Plan at any time, by action of its Board of Directors, provided that no such action shall adversely affect a Participant’s rights under the Plan with respect to RSUs awarded and vested before the date of such action. No plan termination shall accelerate payment under the Plan except to the extent permitted by Section 409A of the Code and the regulations promulgated thereunder.

XI.	MISCELLANEOUS PROVISIONS
A.No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring shares of Stock under the Plan to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued until all applicable securities law and other legal and stock exchange requirements have been satisfied. The Administrator may require the placing of such stop‑orders and restrictive legends on certificates for Stock as it deems appropriate.
B.Withholding. Participation in the Plan is subject to any required tax withholding on wages or other income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company shall have the right to deduct any such required minimum withholding taxes, in its sole discretion, from any amount payable to the Participant under the Plan or from any payment of any kind otherwise due to the Participant. Participants who wish to avoid the withholding of shares of Stock otherwise issuable to them under the Plan should arrange with the Company to pay the amount of taxes required to be withheld in advance of the settlement date.
C.Notices; Delivery of Stock Certificates. Any notice required or permitted to be given by the Company or the Administrator pursuant to the Plan shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Participant at the last address shown for the Participant on the records of the Company. Delivery of stock certificates to persons entitled to receive them under the Plan shall be deemed effected for all purposes when the Company or a share transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to such person at his or her last known address on file with the Company.
D.Nontransferability of Rights. During a Participant’s lifetime, any payment or issuance of shares under the Plan shall be made only to him or her. No RSU or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Participant or any beneficiary under the Plan to do so shall be void. No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or beneficiary entitled thereto. Notwithstanding the foregoing, payments may be made under the Plan to an individual other than the Participant to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
E.Company’s Obligations To Be Unfunded and Unsecured. The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including Stock) for payment of any amounts or issuance of any shares of Stock hereunder. No Participant or other person shall have any interest in any particular assets of the Company (including Stock) by reason of the right to receive payment under the Plan, and any Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.
APPENDIX A

Definition of "Year of Service"

A "Year of Service" is a calendar year period in which a Participant completes at least 1,000 Hours of Service.

"Hour of Service" means: (1) each hour for which a Participant is directly or indirectly compensated or entitled to compensation by the Company for the performance of duties (these hours will be credited to the Participant for the calendar year in which the duties are performed); (2) each hour for which a Participant is directly or indirectly compensated or entitled to compensation by the Company (irrespective of whether the employment relationship has terminated) for reasons other than performance of duties (such as vacation, holidays, sickness, jury duty, disability, lay-off, military duty or leave of absence) during a calendar year (these hours will be calculated and credited pursuant to Department of Labor regulation 2530.200b-2, which is incorporated herein by reference); (3) each hour for which back pay is awarded or agreed to by the Company without regard to mitigation of damages (these hours will be credited to a Participant for the calendar year or years to which the back pay award or agreement pertains rather than the calendar year in which the award, agreement or payment is made). The same Hours of Service shall not be credited both under (1) or (2), as the case may be, and under (3).

Notwithstanding (2) above, (i) no more than 501 Hours of Service are required to be credited to a Participant on account of any single continuous period during which a Participant performs no duties (whether or not such period occurs in a single computation period); (ii) an hour for which a Participant is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to a Participant if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation, or unemployment compensation or disability insurance laws; and (iii) Hours of Service are not required to be credited for a payment which solely reimburses a Participant for medical or medically related expenses incurred by the Participant.

For purposes of (2) above, a payment shall be deemed to be made by or due from the Company regardless of whether such payment is made by or due from the Company directly, or indirectly through, among others, a trust fund or insurer to which the Company contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Participants or are on behalf of a group of Participants in the aggregate.

Hours of Service will be credited for employment with other Affiliated Employers. The provisions of Department of Labor regulations 2530.200b-2(b) and (c) are incorporated herein by reference.

"Affiliated Employer" means any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company, any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company, any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.